CONSENT OF KROLL, LLC

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions of our report, dated August 3, 2024, prepared by us with respect to the valuation of the portfolio of one wholly owned development property, 24 wholly owned operational self storage properties and our five investments in joint ventures owned by Strategic Storage Trust VI, Inc., referred to in this Annual Report on Form 10-K.

In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

March 28, 2025
Kroll, LLC